Exhibit 99.1

BIOAMBER INC. INCREASES PREVIOUSLY ANNOUNCED PUBLIC OFFERING TO US$17.5 MILLION

Montreal, Canada, January 24, 2017. BioAmber Inc. (NYSE: BIOA) announced that, due to strong demand, the underwriters have agreed to increase the size of the offering by 75% and purchase 3,684,212 shares of common stock of the Company, together with warrants to purchase 1,842,106 shares of common stock of the Company with an exercise price of US$5.50 per share of common stock (the “Exercise Price”), at a price to the public of US$4.75 per share and associated warrant (the “Public Price”). The warrants have a term of four (4) years, exercisable upon the date of issuance. The aggregate gross proceeds to the Company (assuming no exercise of the warrants) are US$17,500,000, before deducting underwriting discounts and commissions and estimated offering expenses.  A portion of this offering has been placed in Canada on a private placement basis.  All shares of common stock issued in connection with this offering, including those placed in Canada on a private placement basis, will be listed on the New York Stock Exchange and be freely tradable on such exchange.

The Company has granted to the underwriters a 30-day option (the “Over-Allotment Option”) to purchase up to an additional 552,632 shares of common stock and/or warrants to purchase 276,316 shares of common stock of the Company, for potentially additional aggregate proceeds to the Company of up to approximately US $2.6 million (assuming no exercise of the warrants) before deducting underwriting discounts and commissions and estimated offering expenses. In the event the Over-Allotment Option is exercised in full, the aggregate gross proceeds to the Company (assuming no exercise of the warrants) will be approximately US $20.1 million.

Rodman & Renshaw, a unit of H.C. Wainwright & Co. is acting as the sole book-running manager in connection with this offering and AltaCorp Capital, Cormark Securities and Clarus Securities are acting as co-managers.

The closing of the offering is expected to occur on or about January 27, 2017, subject to customary closing conditions. The Company intends to use the net proceeds of the offering to fund the full or partial repayment of its corporate debt and the remainder, if any, for working capital and general corporate purposes.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The securities described above are being offered by the Company pursuant to a “shelf” registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on January 12, 2017.

The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A preliminary prospectus supplement and the accompanying prospectus related to the offering was filed with the SEC. A final prospectus supplement and the accompanying prospectus will be filed with the SEC and once filed, copies can be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by calling 646-975-6996 or by email at placements@hcwco.com or at the SEC's website at http://www.sec.gov.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products.  For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber, including but not limited to statements with respect to BioAmber’s plans to consummate its proposed underwritten offering of common stock and warrants. BioAmber may use words such as "expect," "anticipate," "project," "intend," "plan," "aim," "believe," "seek," " estimate," "can," "focus," "will," and "may" and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not BioAmber will be able to raise capital, the final terms of the underwritten offering of common stock and warrants, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock and warrants, BioAmber’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and under the heading "Risk Factors" of the prospectus supplement for this offering.  You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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